EXHIBIT 5





September 30, 1996



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street N.W.
Washington, DC  20549-1004

Re:  General Mills, Inc. Registration Statement on Form S-8

To the Commission:

       I am Senior Vice President, General Counsel and Secretary of General Mills, Inc. (the "Company"), and I am fully familiar with its business and affairs. I have acted as counsel to the Company in connection with the filing under the Securities Act of 1933 of the Registration Statement on Form S-8 relating to the Company's 1996 Compensation Plan for Non-Employee Directors. In such capacity, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments relating to such securities as I have deemed necessary or appropriate in connection with this opinion, including the following: (a) the Certificate of Incorporation of the Company as presently in effect; (b) the By-Laws of the Company; and (c) the records of corporate proceedings of the stockholders and Board of Directors of the Company relating to the authorization and issuance of its stock.

Based on the foregoing, I am of the opinion that the shares of common stock of the Company covered by this Registration Statement, when issued in accordance with the proper corporate authorizations, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to me under the caption "Interests of Named Experts and Counsel" contained in the Registration Statement.

                                Very truly yours,


                                /s/ Siri S. Marshall
                                Siri S. Marshall
                                Senior Vice President, General
                                  Counsel and Secretary

SSM/pc